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VOTE THE ENCLOSED WHITE PROXY CARD TODAY 1 VOTE THE ENCLOSED WHITE PROXY CARD TODAY FOR GREEN DOT’S HIGHLY QUALIFIED DIRECTORS April 18, 2016 Dear Fellow Green Dot Shareholder, It is an exciting time to be a Green Dot shareholder. In 2012, we established a long-term strategic plan that guided the Company’s evolution from a “monoline” prepaid card provider with a highly-concentrated revenue stream into a diversified “FinTech” leader whose products and services can now be found at 100,000 retailers, thousands of neighborhood check cashers, thousands of tax preparers, online at multiple websites and all the major app stores, and even embedded in the Uber driver partner’s app. As a result of our strategy, Green Dot beat a broad field of much larger competitors, signed a long-term renewal with its largest retail distributor and maintained its position as the undisputed leading franchise in the prepaid industry. Green Dot is positioned for long-term, continued success and management will be held accountable for delivering on its Six-Step Plan to achieve $1.75 in Non-GAAP EPS in 2017. As we approach Green Dot’s 2016 Annual Meeting of Stockholders on Monday, May 23, 2016, we are asking you to help ensure our leadership is able to continue delivering for investors by voting “FOR” Green Dot’s experienced and highly qualified incumbent director nominees, Steven W. Streit, our CEO, Timothy R. Greenleaf, our Audit Committee Chair, and Michael J. Moritz, a key contributor to our success for over a decade. GREEN DOT IS SUCCESSFULLY EXECUTING ITS PLAN AND INVESTORS ARE RESPONDING On Green Dot’s earnings call in February 2016, the Company announced it had achieved double-digit consolidated growth in both revenue and adjusted EBITDA for 2015 and announced a new plan that laid out six steps to achieving at least $1.75 in Non-GAAP EPS in 2017.

VOTE THE ENCLOSED WHITE PROXY CARD TODAY 2 INITIATIVE STATUS STEP 1: Launch new prepaid products with materially better unit economics at all 100,000 retailers ON SCHEDULE: Walmart was fully rolled out on-time and on-budget in Q1. Green Dot’s remaining major retailers completed by May. STEP 2: Bring back MoneyPak ? DONE! The new MoneyPak rolled out on-time and on-budget at Rite Aid, with Walgreens, Kroger and other retailers to follow. STEP 3: Make modest investments in “high-potential” initiatives ? DONE! Uber rolled out an integrated GoBank checking account to its partner drivers. ? DONE! Walgreens agreed to materially increase Green Dot’s shelf space by eliminating a competitor and replacing it with Green Dot branded products. ON SCHEDULE: Green Dot Money Lending Marketplace is on track to launch by June. ON SCHEDULE: Green Dot Bank received regulatory approval to engage in consumer lending starting with secured credit cards targeted for Q3. STEP 4: Deploy major platform initiatives that drive approximately $11 million or more in cost reductions in 2016 and $20 million in cost reductions in 2017 ON SCHEDULE: First two waves of the processor migration project are complete with two more to go. ? DONE! Green Dot’s Shanghai Technology Development Center now produces a majority of the Company’s code, which we believe will cut millions annually from technology costs. ON SCHEDULE: The Green Dot Direct consolidation project (bringing together five online properties and two direct mail programs to operate as one) delivered $13 million in savings in 2015 and we expect it to contribute millions more in 2016 and 2017. ? DONE! Implementation of new technology that drives Green Dot’s enterprise risk and customer care platforms have driven millions in operating savings in 2015 and are expected to drive millions more in 2016. STEP 5: Make opportunistic and accretive acquisitions using cash on-hand and/or debt IN PROCESS: We continue to seek and evaluate potential new, accretive acquisition opportunities. STEP 6: Continue to buy back stock at a rate of $50 million annually ? DONE! In April 2016, Green Dot announced another $50 million Accelerated Share Repurchase Plan (ASR). We have so far spent $100 million of our total $150 million authorization and intend to spend the remaining $50 million by 2017.

VOTE THE ENCLOSED WHITE PROXY CARD TODAY 3 INVESTORS ARE RESPONDING TO GREEN DOT’S SIX-STEP PLAN Company performance is already driving shareholder returns $16.45 $17.36 $18.00 $23.40 $20.70 December 3, 2015: After Green Dot presents at the JPM FinTech Conference February 25: After Green Dot announces 2015 results and debuts its “Six-Step Plan” on Q4 call March 17: Before markets opened, Green Dot announces Uber GoBank partnership January 25: Before markets opened, Harvest files 13D February 11: Intraday, MergerMarket blog reports “BAML hired to sell Green Dot” rumor What may have moved the stock? ? After Green Dot’s presentation at the 2015 J.P. Morgan Fintech & Specialty Finance Forum on December 2, 2015 to the last trading day prior to Harvest’s 13D filing on January 25th, GDOT stock appreciated 3.8%, moving from $16.45 to $17.08. ? After Harvest’s 13D filing on January 25th to the last trading day prior to MergerMarket running a story speculating that the Company retained BAML to sell itself on February 11th, GDOT stock appreciated 4%, moving from $17.08 to $17.77. ? From the day the MergerMarket story ran on February 11th to the first trading day after Green Dot announced Q4 results and debuted its Six-Step Plan on February 24th, GDOT stock appreciated 16.5%, moving from $17.77 to $20.70. ? After Green Dot’s Q4 earnings call on February 24th to the first trading day after Green Dot announced its Uber partnership, GDOT stock further appreciated by 13%, moving from $20.70 to $23.40. GREEN DOT IS CREATING SIGNIFICANT SHAREHOLDER VALUE. WHY TAKE CHANCES? Since management’s presentation at the 2015 J.P. Morgan Fintech & Specialty Finance Forum on December 2, 2015, Green Dot’s stock has appreciated approximately 42% through March 17, 2016 and approximately 33% year-to-date through April 15, 2016. With Green Dot’s clear Six Step-Plan on-track, we believe investors are just beginning to realize the financial rewards of Green Dot’s winning strategy and superior execution. GDOT’s share price appreciated approximately 42% from 12/3/15 through 3/17/16 and appreciated YTD approximately 33% through 4/15/16

VOTE THE ENCLOSED WHITE PROXY CARD TODAY 4 HIGH RISK PROPOSAL Harvest’s proposed outcome creates material and unnecessary risk to Green Dot’s future value and could deal a significant blow to our business momentum that may have a lingering effect on shareholder value: ¡ Green Dot is currently in late-stage negotiations over several business development deals, the success of which, in our view, depend on our long-term senior relationships with key decision-makers remaining intact. We believe a lack of confidence and certainty in Green Dot’s future direction can meaningfully harm our chances of success in these negotiations and may cause these opportunities to not materialize. ¡ Green Dot is a highly-regulated entity and it benefits from long-term and stable regulatory relationships. We believe senior leadership and board changes of the scale proposed by Harvest would likely cause heightened regulatory scrutiny of the Company’s plans, which could cause delays and uncertainty for projects in the pipeline and extend the time horizon for meaningful EPS growth. ¡ Green Dot is in the process of completing several large-scale and complex projects – including its processor migration project – that depend on the continued focus and loyalty of Green Dot’s technology and operational leadership. We believe senior leadership and board changes of the scale proposed by Harvest will undermine stability, morale and focus of key employees. ¡ While Green Dot is currently not “for sale,” like any board, we remain open to acquisition proposals that are in the best interests of shareholders. We believe it would be more difficult to obtain a fair price for the Company if confidence in its future direction is shaken by the execution and other risks attendant to senior leadership and board changes of the nature and scale proposed by Harvest. Green Dot’s goals are well-defined, its initiatives to achieve those goals are specific and broadly publicized for all to see and the Company’s progress is tangible and clear. By contrast, Harvest has not proposed significant new ideas beyond those that Green Dot itself unveiled at the 2015 J.P. Morgan Fintech & Specialty Finance Forum on December 2nd, nearly two months prior to Harvest’s 13D filing. Moreover, on the few new ideas Harvest did propose, most are not possible under the regulatory requirements and expectations applicable to a bank holding company like Green Dot – exemplifying Harvest’s lack of understanding of our business. Given all of the facts, we respectfully believe that this is the wrong time to effect senior leadership and board changes, disrupt key business and regulatory relationships and destabilize the Company’s ability to execute. In our view, there is significant and ample reason to believe that voting for Harvest’s nominees will inject material risk and uncertainty into Green Dot’s future prospects and could deal a significant blow to our business momentum that may greatly limit our ability to achieve our financial goals and, as such, greatly reduce Green Dot’s attractiveness to potential acquirers. DON’T LET HARVEST IMPEDE GREEN DOT’S PROGRESS TO GENERATE SIGNIFICANT ADDITIONAL SHAREHOLDER VALUE! PROTECT THE VALUE OF YOUR GREEN DOT INVESTMENT BY VOTING ON THE WHITE PROXY CARD TODAY FOR ALL THE COMPANY’S NOMINEES BY TELEPHONE, INTERNET OR BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

VOTE THE ENCLOSED WHITE PROXY CARD

GREEN DOT HAS MADE NUMEROUS GOOD-FAITH EFFORTS TO ENGAGE WITH HARVEST

Green Dot has repeatedly tried to engage with Harvest in order to avoid a costly proxy contest.

GREEN DOT'S ATTEMPTS TO SETTLE WITH HARVEST
• Before Harvest voiced its concerns publicly, Green Dot and its Board held multiple meetings and discussions with Harvest and offered to provide Harvest executives with temporary insider status, including regular ongoing updates with Green Dot's Board and management team, so that Harvest could independently assess Green Dot's non-public strategic plans, its ongoing achievement of those plans and evaluate its future prospects. Harvest declined Green Dot's offer.
• After the filing of Harvest's 13D, Green Dot offered to collaborate with Harvest on the selection of directors for an expanded board and subsequently offered Harvest the opportunity to name one member to be appointed immediately to Green Dot's Board. Harvest declined both offers, indicating it would not entertain any offers unless they included the prompt transition of our CEO and replacement of directors.
• Mr. Streit, Green Dot's CEO, even offered to take no equity for two years and align his 100% performance-based cash incentive opportunity to be consistent with our Six-Step Plan. Harvest rejected the offer, indicating it would not entertain any offers unless they included the prompt transition of our CEO and replacement of directors.
• After Harvest publicly proposed its nominees, Green Dot convened a meeting of its Nominating and Corporate Governance Committee to assess Harvest's nominees. The Committee concluded that while Mr. Fanlo and Mr. Livingston were not suitable for board service due primarily to negative findings from its investigation into their backgrounds and/or references. Mr. Gresham was suitable because he has relevant professional and industry experience and there were no negative findings from the Committee's investigation into his background and references. As such, Green Dot reached out directly to Mr. Gresham and offered to immediately appoint him to Green Dot's Board. Mr. Gresham declined to be appointed to Green Dot's Board.
• After Mr. Gresham declined Green Dot's offer to join its Board, Green Dot delivered on its promise made to investors on its February 2016 earnings call and appointed three proven and exceptional new independent directors. Chris Brewster, Bill Jacobs and Raj Date joined the Green Dot Board immediately upon their appointment on April 11, 2016. In addition, Green Dot announced the retirement of a non-independent director, meaning that the Board now includes nine independent directors and Mr. Streit.

GIVEN THE FACTS OF OUR REPEATED ATTEMPTS TO ENGAGE WITH HARVEST BOTH BEFORE AND AFTER ITS 13D FILING AND THEIR UNCOMPROMISING RESPONSES, WE BELIEVE SHAREHOLDERS HAVE GOOD REASON TO QUESTION HARVEST'S TRUE MOTIVES AND OBJECTIVES.

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VOTE THE ENCLOSED WHITE PROXY CARD TODAY 6 THE RIGHT BOARD AND MANAGEMENT TEAM TO DELIVER LONG-TERM VALUE FOR SHAREHOLDERS Green Dot’s Board, consisting of nine proven, independent members plus Steve Streit, has the right combination of technology, governance and financial expertise to maximize value and achieve Green Dot’s Six-Step Plan for growth. Our highly qualified nominees up for election include: Steven W. Streit (Founder, Chairman, CEO, and over 8% Shareholder) ? Invented the reloadable prepaid debit card industry and founded what is today named Green Dot in 1999. ? A “hands on” leader whose creative vision and consumer marketing prowess continues to generate the most successful and largest selling collection of prepaid products in the industry, including all of the Company’s new prepaid cards, GoBank checking accounts and the new MoneyPak. ? Presided over revenue growth from $39 million in 2005 and $377 million in 2010 to $699 million in 2015, a ten year CAGR of 33% and a five year CAGR of 13%, while engineering numerous successful strategies to renew key customers and diversify revenue. 1 ? Primary relationship holder with the Company’s major business partners and key regulators. 1 Revenues for 2010 and 2015 exclude the impact of stock-based retailer incentive compensation, a contra-revenue component of the Green Dot’s total operating revenues, of $13.4M and $2.5M, respectively. Revenues for 2015 also exclude the impact of $2.0M of certain co-op advertising costs recognized as contra-revenue under GAAP. Prior to 2015, Green Dot did not have any co-op advertising costs recorded as contra-revenue. Timothy R. Greenleaf (Audit Committee Chair, Independent Director) ? Serves as the Company’s Audit Committee Chair, which includes oversight of the Company’s Enterprise Risk Management Committee and Cybersecurity. ? Provides unique, direct insight to navigate Green Dot’s complex and highly regulated and audited environment. ? Seasoned private equity investor, tax attorney and financial advisor with private equity investor board experience. ? Works closely with internal audit on oversight of holding company and bank compliance issues; has built a strong relationship with bank regulators and regularly attends regulatory exit exams. Michael J. Moritz (Independent Director) ? Acclaimed venture capital investor, large Green Dot shareholder and current Chairman of Sequoia Capital. ? Actively contributes ongoing strategic guidance and introductions to potential new business partners. ? Provides invaluable firsthand insights into next-generation business models and technologies. ? Contributes significant perspective from his experiences as a director at numerous prominent technology companies, including Google, LinkedIn, Yahoo, Flextronics, KAYAK and PayPal.

VOTE THE ENCLOSED WHITE PROXY CARD TODAY 7 WE URGE YOU TO VOTE THE WHITE PROXY CARD TODAY TO PROTECT YOUR INVESTMENT Now is the time to show your support. We urge you to vote for our highly qualified nominees so Green Dot can stay focused on fulfilling its pledge to realize its Six-Step Plan of achieving $1.75 in Non-GAAP EPS in 2017. Our Board is committed to maximizing shareholder value and is holding the management team accountable to their stated goals. This is a critical moment in Green Dot’s history and we hope we can count on your vote. Vote on the WHITE proxy card “FOR” all Green Dot nominees today. Sincerely, Steven W. Streit Kenneth C. Aldrich Chairman of the Board, President and Chief Executive Officer Director J. Chris Brewster Rajeev V. Date Director Director Mary J. Dent Timothy R. Greenleaf Director Director Glinda Bridgforth Hodges William I. Jacobs Director Director Michael J. Moritz George T. Shaheen Director Director YOUR VOTE IS IMPORTANT! If you have questions or need assistance in voting your shares on the WHITE proxy card, please contact our proxy solicitor: INNISFREE M&A INCORPORATED Stockholders call toll-free: (877) 800-5186 Banks and Brokers call collect: (212) 750-5833 Please do NOT execute any proxy card you may receive from Harvest, as it could revoke any previous proxy you submitted. Only your latest-dated proxy counts.

VOTE THE ENCLOSED WHITE PROXY CARD TODAY 8 Forward-Looking Statements This letter contains forward-looking statements which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements that address expectations or projections about the future, including about the Company’s strategy for growth, product development, market position, anticipated benefits of cost savings initiatives and investments in “high-potential” initiatives, expenditures and financial results. Actual results may differ materially from those contained in the forward-looking statements contained in this letter. The potential risks and uncertainties that could cause actual results to differ from those projected include, among other things, the timing and impact of revenue growth activities, the Company’s dependence on revenues derived from Walmart and three other retail distributors, impact of competition, the Company’s reliance on retail distributors for the promotion of its products and services, demand for the Company’s new and existing products and services, continued and improving returns from the Company’s investments in new growth initiatives, potential difficulties in integrating operations of acquired entities and acquired technologies, the Company’s ability to operate in a highly regulated environment, changes to existing laws or regulations affecting the Company’s operating methods or economics, the Company’s reliance on third-party vendors, changes in credit card association or other network rules or standards, changes in card association and debit network fees or products or interchange rates, instances of fraud developments in the prepaid financial services industry that impact prepaid debit card usage generally, business interruption or systems failure, and the Company’s involvement litigation or investigations. These and other risks are discussed in greater detail in the Company’s Securities and Exchange Commission (“SEC”) filings, including its most recent annual report on Form 10-K and quarterly report on Form 10-Q, which are available on the Company’s investor relations website at ir.greendot.com and on the SEC website at www.sec.gov. All information provided in this letter is as of April 18, 2016, and the Company assumes no obligation to update this information as a result of future events or developments. Important Additional Information The Company has filed a definitive proxy statement (the “Proxy Statement”) and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) on April 18, 2016 in connection with the solicitation of proxies for the 2016 Annual Meeting of Stockholders. GREEN DOT STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT DOCUMENTS THAT GREEN DOT WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from stockholders in respect of the 2016 Annual Meeting of Stockholders. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Proxy Statement Investors and stockholders may obtain a copy of the definitive proxy statement and other documents filed by the Company free of charge from the SEC’s website, www.sec.gov. Green Dot stockholders may obtain, without charge, a copy of the definitive Proxy Statement and other relevant filed documents by directing a request by mail to Green Dot Corporation, 3465 East Foothill Blvd., Pasadena, California 91107, Attn: Investor Relations, or from the Company’s website, www.greendot.com or the Company’s proxy solicitor for the 2016 Annual Meeting, Innisfree M&A Incorporated, toll-free at (877) 800-5186 (banks and brokers may call collect at (212) 750-5833).